Exhibit 99.1

TD SYNNEX Announces Upcoming Retirement of Duane Zitzner
from Board of Directors

FREMONT, Calif., & CLEARWATER, Fla. – Jan. 5, 2024 – TD SYNNEX (NYSE: SNX) today announced the upcoming retirement of Duane Zitzner from its Board of Directors (the “Board”). Zitzner, who has served as a Director of TD SYNNEX since 2007, will retire from the Board when his current term of office expires, effective at TD SYNNEX’s
2024 Annual Meeting of Stockholders.

“Duane has provided more than 15 years of outstanding leadership and expertise that have helped to transform TD SYNNEX into the leading technology distributor and solution aggregator it is today,” said Ann Vezina, Chair of the TD SYNNEX Board of Directors. “We thank Duane for his commitment to the business and wish him all the best in his retirement.”

“I have been privileged to work with the TD SYNNEX directors and executive leadership team during my tenure on the Board, and as I move into retirement, I look forward to seeing how the company continues to evolve to connect the global IT ecosystem and unlock its potential for all,” Zitzner said.

About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com or follow us on LinkedIn, Facebook and Instagram.

Safe Harbor Statement
Statements in this news release that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2024 TD SYNNEX Corporation. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks of TD SYNNEX Corporation. Other names and trademarks are the property of their respective owners.

CONTACT
Bobby Eagle
Global Corporate Communications
+1 727-538-5864
bobby.eagle@tdsynnex.com

Liz Morali
Investor Relations
510-668-8436
ir@tdsynnex.com